BUSINESS FURNITURE AND EQUIPMENT LEASE AGREEMENT

THIS EQUIPMENT LEASE AGREEMENT (this “Agreement”) is made, entered into and effective on and as of June 1, 2014 (the “Effective Date”) by and between OSL Holdings, Inc., a Nevada Corporation (hereinafter referred to as the “Lessor”) and Sean Ridgley, an individual (hereinafter referred to as the “Lessee”).

RECITALS

WHEREAS, Lessee is an individual seeking to open a retail business and is in need of business furnishings and other equipment;

WHEREAS, Lessor possesses such business furnishings and equipment and is willing to lease the same to Lessee, and Lessee wishes to lease the same from Lessor, all pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound hereby, agree as follows:

1.	Equipment.

1.1.	Lessor shall lease to Lessee, and Lessee shall lease from Lessor the business furnishings, equipment and all related software and materials as described on Schedule A attached hereto and incorporated herein by reference (the “Equipment”). The Equipment provided by Lessor shall include all replacement parts, repairs, additions and accessories except as otherwise provided for herein, on the terms and conditions of this Agreement.

1.2.	Lessor, at its sole cost and expense, shall maintain the Equipment in good operating condition and repair except for repairs necessitated by damage to the Equipment by Lessee and/or Lessee’s employees, agents and assigns. The cost of repairs necessitated by Lessee or its employees, agents and assigns shall be borne by Lessee with the prior consent of Lessor with respect to who shall be entrusted with performance of the repair. The parties agree that title to the Equipment shall at all times belong to Lessor.

1.3.	The parties agree that any and all repairs, servicing, modifications and maintenance shall be under the control of Lessor except as otherwise permitted or required hereunder. Lessor shall bear all risks of loss of and damage to the Equipment from any cause arising as a result of any activity or occurrence during any Lease Period.

2.	Term.

2.1.	This Agreement shall commence on June 1, 2014, and shall have an initial term of five (5) years (the “Initial Term”). After the Initial Term, unless this Agreement is terminated as provided for herein, this Agreement shall automatically renew for three (3) additional periods of five (5) years until terminated as provided for herein.

2.2.	Lessee shall have the right to terminate this Agreement for breach by giving at least ninety (90) days prior written notice to the Lessor setting forth the nature of the breach. If the breach is not cured to the reasonable satisfaction of the non-breaching party within such ninety (90) day period, the Lessee may provide notice that the Agreement will terminate as of the ninety-fifth (95th) day following the original notice of the breach.

2.3.	Lessor shall have the right to terminate this Agreement at any time for any reason by giving written notice to the Lessee. The Lessor shall provide notice that the Agreement will terminate upon the Lessee’s receipt of the written notice.

3.	Compensation. For the Equipment rental provided by Lessor during each Lease Period, Lessee agrees to pay to Lessor $8,333.33 per month, to be paid in monthly installments (the payments made to Lessor are hereinafter referred to as “Rent”). Rent shall be paid in arrears on the first (1st) day of each month. All payments shall be made to Lessor at the address specified in Section 9 of this Agreement.

4.	Representation and Warranties. Lessor hereby represents and warrants each of the following to Lessee, which shall be preconditions hereunder, and the breach of which shall be grounds for termination of this Agreement:

4.1.	Lessor has full power and authority to own, lease and operate the Equipment and to carry out the terms of this Agreement.

4.2.	This Agreement is Lessor’s legal, valid, binding and enforceable obligation, subject only to (i) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and (ii) general equitable principles, whether applied in a proceeding at law or in equity.

4.3.	To Lessor’s knowledge, Lessor is not in violation of, nor has Lessor received notice of any alleged violation of or any citation for noncompliance with any applicable law relating to the lease of the Equipment.

4.4.	There is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened that could adversely affect the ability of Lessor to comply with the obligations of this Agreement.

5.	Indemnification. Lessor shall, to the extent not otherwise covered by insurance, indemnify, defend and hold harmless Lessee, its owners, agents, employees and assigns any and all claims, costs, damages, expenses and liability, including but not limited to any and all claims, costs, damages, expenses and liability, including but not limited to reasonable attorney’s fees, arising out of or resulting from the negligent acts or omissions of Lessor, its employees, agents and assigns including, without limitation, any and all claims of liability arising out of Lessee’s obligation’s hereunder. This Section shall survive the termination of this Agreement.

6.	Assignment. Lessor may assign this Agreement to another entity or allow this Agreement to be assigned by operation of law or otherwise, without the prior written consent of Lessee.

7.	Agreement Governed by California Law. This Agreement shall be governed and construed under the laws of the State of California without giving effect to any choice of law or conflict of law provisions or rules (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California

8.	Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be in writing and shall be delivered personally, by certified mail, return receipt requested, postage prepaid, or by transmission by a telecommunications device, and shall be effective (a) on the day when personally served, including delivery by overnight mail and courier service, (b) on the third day after its deposit in the United States mail, and (c) on the business day of confirmed transmission by telecommunications device. The addresses of the parties hereto (until notice of a change thereof is served as provided in this Section) shall be as follows:

If to Lessor:	If to Lessee:

Nelson Hardiman, LLP	Sean Ridgley
11835 W. Olympic Blvd., Suite 900
Los Angeles, CA 90064	415 Washington Blvd #701 Marina Del Rey, CA 90292

Attn: Aaron Lachant	Attn:

9.	Successors. The provisions and covenants of this Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors and assigns of each of the parties hereto.

10.	Changes of Law.

10.1.	Notwithstanding any other provision of this Agreement, if during the term hereof any Changes of Law (defined below) results in an Adverse Consequence (defined below), the parties hereto agree to cooperate in making reasonable revisions to this Agreement in order to avoid such Adverse Consequence(s). If the parties fail to agree to such revisions after sixty (60) days following written notice by either party to the other requesting renegotiation, then either party may terminate this Agreement immediately upon written notice to the other party.

10.2.	As used herein, “Changes in Law” shall mean any change in the law occurring, at any time after the parties entered into this Agreement, whether arising from legislation, decisions of the courts or otherwise, including, without limitation, in the event that any governmental agency passes, issues or promulgates any law, rule, regulation, guideline or interpretation, or in the event that any judicial or administrative body issues any order or decree.

10.3.	As used herein, “Adverse Consequence” shall mean a Change of Law that prohibited, restricts, limits or otherwise affects either party’s rights or obligations hereunder in a material manner or otherwise makes it desirable for either party to restructure the relationship established hereunder because of material legal consequences expected to result from such Change of Law.

11.	Arbitration. Except as otherwise provided in this Agreement, any controversy between the parties arising out of this Agreement shall be submitted for binding arbitration in Los Angeles, California to an arbitrator selected from the ADR Services, Inc. or any successor entity. Unless otherwise agreed, the arbitrator shall be a retired judge with significant experience in business litigation. The arbitrator shall have the power to grant all appropriate legal and equitable relief, (both by way of interim relief and as a part of its final award) as may be granted by any court of State of California, to carry out the terms of this Agreement (e.g., declaratory and injunctive relief and damages). All awards and orders of the arbitrator (including, but not limited to, interim relief) may be enforced by any court of competent jurisdiction. Attorney’s fees may be awarded to the prevailing party or most prevailing party at the discretion of the arbitrator. The parties shall be entitled to all discovery otherwise provided by the Code of Civil Procedure, 1283.05; however, the arbitrator shall be empowered to limit discovery for good cause shown and in the interests of justice in order to assure that the arbitration of the applicable matter will proceed within the designated time frame. The parties’ intent is that the arbitration proceedings and discovery shall be conducted as expeditiously as possible. In that regard, the parties agree to work together in good faith to arrive upon mutually acceptable procedures regarding the time limits for, and type and degree of, discovery in any such proceeding and the periods of time within which the matters submitted to arbitration must be heard and determined by the arbitrator for his or her determination. The costs of the arbitration, including any administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration. Notwithstanding the above, the arbitrator shall not have any power to alter, amend, modify or change any of the terns of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. Lessor and Lessee acknowledge and agree that under this Section each of them has waived her or its rights to a jury trial.

12.	Waiver. The failure of Lessor or Lessee to object to or to take any affirmative action with respect to any conduct of the other which is in violation of the provisions of this Agreement shall not be construed as a waiver of that violation or any future violations of the provisions of this Agreement.

13.	Severability. If any provision hereunder shall be found illegal, void or unenforceable, this Agreement shall be construed as if said provisions were not contained herein, giving full force and effect, as nearly as possible, to the original intent of the parties herein. This Section shall survive any termination of this Agreement.

14.	Construction. The singular herein when referring to either Lessor or Lessee shall be deemed plural, if the context so requires.

15.	Amendment and Modification. This Agreement may only be amended or modified by written consent of the Lessor and Lessee.

16.	Entire Agreement. This Agreement contains the entire understanding among the parties hereto concerning the subject matter of this Agreement, and supersedes any prior written or oral agreement among any or all of the parties hereto concerning the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter of this Agreement which are not fully expressed herein.

17.	Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of the Agreement, nor shall they affect its meaning, construction or effect

18.	Attorney’s Fees. In the event that any party to this Agreement shall bring an action or commence arbitration to enforce the provisions of this Agreement or as a result of any default in the performance of any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred by such party in connection with such action.

19.	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, including by facsimile and “portable document format” (“pdf”), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties cause this Agreement to be executed effective on day and year first set forth above.

OSL HOLDINGS, INC.		SEAN RIDGLEY

By:	/s/ Robert Rothenberg	By:	/s/ Sean Ridgley
	Robert Rothenberg, CEO		Sean Ridgley

	“LESSOR”		“LESSEE”

SCHEDULE A

Description of Equipment

Decorative chandelier

Jewelry display cases with custom lighting x 3

Tall glass custom display case with custom lighting

Cash register

Cash register stand/desk

Custom wall storage cabinets x 2

Phone unit #2 and #3

Packaging supplies

3600 jars with glass tops

Scales x 3

Desk

Chairs x 3

Bulletin boards x 2

Custom artwork x 2

Concrete safe

Small day safe

Phone center

Security hub with DVR and lead multi-camer monitor system

Custom storage cabinets x 2

File cabinet

Employee Manual and Handbook

Custom storage cabinet for bathroom

Janitorial supplies

Original artwork, custom mirror for bathroom

Medical reception desk

Printer/scanner unit

PC with monitor

Stereo system with speakers and installation

Slimline reception chairs x 5

Custom upholstered lounge chair

Restockable office products (paper, ink, pens, markers, staplers, etc.)

Business card holders

Multi-line phone hub system

Client management computer software

Custom artwork x 3

File cabinet

Wall rack for files

Security cameras x 2

Television monitor for security system

Wall cabinets for storage x 2

Coffee table

Fake plants

Lobby table

Magazine rack

Bulletin boards

Custom lighting fixture

Business card referral rack

Locking mechanism for front door

Customized window tinting